================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, For Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                KELLOGG COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:
     --------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
     --------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
     ------------------------------------------------------

     (5) Total fee paid:
     ---------------------------------------------------------------------------

     Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:
     ---------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
     ---------------------------------------------------------

     (3) Filing party:
     ---------------------------------------------------------------------------

     (4) Date filed:
     ---------------------------------------------------------------------------

================================================================================

                                 [KELLOGG'S LOGO]

               KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49016-3599

Dear Stockholder:

It is my pleasure to invite you to attend the 1997 Annual Meeting of Stockholders of Kellogg Company to be held at 1 p.m. on Friday, April 25, 1997. The meeting will be held at the W.K. Kellogg Auditorium, 60 West Van Buren Street, Battle Creek, Michigan.

ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS ONLY. IF YOU ARE A STOCKHOLDER OF RECORD AND PLAN TO ATTEND, PLEASE COMPLETE AND RETURN THE REQUEST FOR ADMISSION TICKET ATTACHED TO YOUR PROXY CARD. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME AND YOU PLAN TO ATTEND, PLEASE REQUEST AN ADMISSION TICKET BY WRITING TO: KELLOGG COMPANY SHAREHOLDER SERVICES, ONE KELLOGG SQUARE, BATTLE CREEK, MI 49016-3599. EVIDENCE OF YOUR STOCK OWNERSHIP, WHICH YOU CAN OBTAIN FROM YOUR BANK, STOCKBROKER, ETC., MUST ACCOMPANY YOUR LETTER. STOCKHOLDERS WHO ARE NOT PRE-REGISTERED WILL ONLY BE ADMITTED TO THE MEETING UPON VERIFICATION OF STOCK OWNERSHIP.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You will want to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign, and return your Proxy as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are unable to attend. You may, of course, revoke your Proxy and vote in person at the meeting if you so desire.

Sincerely,

Arnold G. Langbo

Arnold G. Langbo
Chairman of the Board
Chief Executive Officer

March 13, 1997

                                KELLOGG COMPANY
                               ONE KELLOGG SQUARE
                          BATTLE CREEK, MI 49016-3599

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 25, 1997

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Kellogg Company, a Delaware corporation, will be held at 1 p.m. on Friday, April 25, 1997, at the W.K. Kellogg Auditorium, 60 West Van Buren Street, Battle Creek, Michigan, for the following purposes:

        1. To elect three directors for a three-year term to expire at the 2000 Annual Meeting of Stockholders;

        2. To consider and act upon a proposed amendment to the Kellogg Company Key Employee Long Term Incentive Plan;

        3. To consider and act upon a stockholder proposal; and

        4. To take action upon any other matters that may properly come before the meeting or any adjournments thereof.

     In accordance with the Bylaws and action of the Board of Directors, only stockholders of record at the close of business on February 28, 1997, will receive notice of and be entitled to vote at the meeting or any adjournments thereof.

                      BY ORDER OF THE BOARD OF DIRECTORS,

                                RICHARD M. CLARK
                             Senior Vice President
                         General Counsel and Secretary

March 13, 1997

                                KELLOGG COMPANY

                               ONE KELLOGG SQUARE
                       BATTLE CREEK, MICHIGAN 49016-3599

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON FRIDAY, APRIL 25, 1997

     This Proxy Statement and the accompanying Proxy are furnished to stockholders of Kellogg Company (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company to be held in Battle Creek, Michigan, on Friday, April 25, 1997, or any adjournments thereof. The Annual Report of the Company for 1996 including financial statements, the Notice of Annual Meeting, this Proxy Statement, and the enclosed form of Proxy were mailed to stockholders on or about March 13, 1997. The enclosed Proxy is solicited by the Board of Directors of the Company. The record date for determining stockholders entitled to vote at the Annual Meeting is February 28, 1997. Each of the 208,986,548 shares of common stock of the Company issued and outstanding on that date is entitled to one vote at the Annual Meeting.

     The cost of preparing and mailing the Notice of Annual Meeting and Proxy Statement is borne by the Company. The Company has retained the services of Morrow & Co., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians, nominees, and other fiduciaries. The fees and expenses of Morrow & Co. are expected to be approximately $16,000. Arrangements have also been made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of proxy soliciting material to the beneficial owners of the common stock of the Company at the Company's expense.

     Please complete and sign the enclosed Proxy and return it to the Company. Any person giving a Proxy has the power to revoke it at any time before it is voted, by delivery of a later-dated duly executed Proxy or in person at the Annual Meeting. Unless revoked, all properly executed Proxies received at or prior to the meeting will be voted in accordance with their specifications. If no contrary instruction is indicated in the Proxy, it will be voted "FOR" the election of directors as nominated; "FOR" Proposal 2, the amendment of the Company's Key Employee Long Term Incentive Plan; "AGAINST" Proposal 3, a stockholder proposal concerning endorsement of the CERES environmental principles; and in the discretion of the person(s) named as the proxy if any other business should properly come before the meeting. For Proposal 2 and Proposal 3, broker "non-votes" are not counted in determining the total number of votes cast; abstentions are counted and have the effect of a vote against the proposal. Broker "non-votes" and abstentions are counted as present at the Annual Meeting for purposes of determining whether a quorum exists.

     When a properly executed Proxy is received, the shares represented thereby, including shares held under the Company's Dividend Reinvestment Plan, will be voted by the person(s) named as the proxy according to each stockholder's directions. Proxies will also be considered to be voting instructions to the applicable Trustee with respect to shares held in accounts under the Company's Savings and Investment Plans.

     Upon written request of any person whose Proxy is solicited herein, the Company will, after March 31, 1997, provide, without charge, a copy of the Company's Annual Report on Form 10-K for 1996 filed with the Securities and Exchange Commission, including the financial statements and schedules, but without exhibits. Direct requests to the Consumer Affairs Office, Kellogg Company, P.O. Box CAMB, Battle Creek, Michigan 49016-1986.

                               SECURITY OWNERSHIP

     The following table shows each person who, based upon their most recent filings with the Securities and Exchange Commission, beneficially owns more than five percent (5%) of the Company's common stock.

                                                                                           PERCENT OF CLASS ON
       BENEFICIAL OWNER                                        SHARES BENEFICIALLY OWNED     DECEMBER 31, 1996
       ----------------                                        -------------------------    -------------------
W. K. Kellogg Foundation Trust(1)
  c/o The Bank of New York Company, Inc.
  One Wall Street
  New York, NY 10286                                            71,675,220 shares(2)              34.2
George Gund III
  1821 Union Street
  San Francisco, CA 94123                                       25,058,959 shares(3)              11.9

---------------
(1) The trustees of the W.K. Kellogg Foundation Trust (the "Trust") are William
    C. Richardson, Russell G. Mawby, William E. LaMothe, and The Bank of New York. The W.K. Kellogg Foundation, a Michigan charitable corporation (the "Foundation"), is the sole beneficiary of the Trust. Under the terms of the Trust, if a majority of the trustees of the Trust (which majority must include the Bank of New York as corporate trustee) are unable to agree, the Foundation has the power to direct the voting of the common stock held in the Trust. With certain limitations, the Foundation also has the power to select or reject the selection of successor trustees of the Trust and to remove any trustee. The Trust requires that at least one trustee of the Trust be a trustee of the Foundation.

(2) Does not include 360,960 shares held in certain other trusts in which both the Trust and the Foundation have present or contingent beneficial interests and does not include an additional 355,000 shares held in trusts in which the Foundation has present or contingent beneficial interests. The Bank of New York is a trustee of the Trust and shares voting and investment power with respect to shares owned by the Trust with the other three trustees. The Bank of New York has sole voting power for 96,776 shares, shared voting power for 74,695,245 shares (including those shares beneficially owned by the Trust), sole investment power for 50,300 shares, and shared investment power for 71,707,370 shares (including those shares beneficially owned by the Trust). The aggregate amount beneficially owned by the Bank of New York is 74,792,021 shares.

(3) George Gund III has sole power to vote or direct the vote of 112,000 shares, shared power to vote or direct the vote of 24,946,959 shares, and shared power to dispose or direct the disposition of 7,228,346 shares. 6,170,000 of the shares that Mr. Gund has shared power to vote and shared power to dispose are held by a nonprofit foundation of which George Gund III is one of six trustees and one of ten members, as to which shares Mr. Gund disclaims beneficial ownership. Gordon Gund, a director of the Company, is a brother of George Gund III and does not have any voting or investment power in any of the shares shown as beneficially owned by George Gund III. KeyCorp, as trustee for certain Gund family trusts, as well as other trusts, has sole voting power for 221,312 shares, shared voting power for 7,252,465 shares (including certain of the shares beneficially owned by George Gund
    III), sole investment power for 18,111,222 shares, and shared investment power for 1,020,952 shares. The aggregate amount beneficially owned by KeyCorp is 25,321,999 shares.

     The following table shows the number of shares of common stock of the Company beneficially owned as of February 1, 1997, by each continuing director and nominee for director, each executive officer included in the Summary Compensation Table, and all directors and executive officers as a group.

                                  SHARES BENEFICIALLY
NAME                                   OWNED(1)
----                              -------------------
Donald G. Fritz..................        116,697
Claudio X. Gonzalez(2)...........          3,241
Gordon Gund(2)...................          5,093
Carlos M. Gutierrez..............        111,316
Thomas A. Knowlton...............        159,064
William E. LaMothe(3)............        442,667
Arnold G. Langbo.................        607,763
Russell G. Mawby(3)..............          6,315
Ann McLaughlin(2)................          3,704

                                  SHARES BENEFICIALLY
NAME                                   OWNED(1)
----                              -------------------
J. Richard Munro.................          4,097
Harold A. Poling.................          2,380
William C. Richardson(2)(3)......            200
Donald Rumsfeld(2)...............         10,557
Donald W. Thomason...............        144,609
John L. Zabriskie................          1,714
All executive officers and
  directors as a group(4)........      2,278,181

---------------
(1) The number of shares shown in the table includes the following shares that certain executive officers of the Company may acquire by exercising options granted them under Company-sponsored stock plans and which remain unexercised on February 1, 1997: Donald G. Fritz, 95,623; Carlos M. Gutierrez, 76,657; Thomas A. Knowlton, 127,705; Arnold G. Langbo, 509,694; Donald W. Thomason, 112,844; all directors and executive officers as a group, including the above named individuals, 1,386,079.

(2) Does not include the number of common stock units held at December 31, 1996 under the Deferred Compensation Plan for Non-Employee Directors as follows:
    Mr. Gonzalez, 570; Mr. Gund, 10,578; Ms. McLaughlin, 2,036; Dr. Richardson, 401; and Mr. Rumsfeld, 4,511. The units have no voting rights.

(3) Does not include shares owned by the Trust as to which Mr. LaMothe and Drs. Mawby and Richardson, as trustees of the Trust, share voting and investment power or shares as to which the Trust or the Foundation has present or contingent beneficial interests.

(4) Represents one percent of the Company's issued and outstanding common stock.

PROPOSAL 1.

                             ELECTION OF DIRECTORS

     The Amended Restated Certificate of Incorporation and the Bylaws of the Company provide that the Board of Directors shall be comprised of not less than seven nor more than fifteen directors divided into three classes as nearly equal in number as possible and that each director shall be elected for a term of three years with the term of one class expiring each year. There are currently thirteen members of the Board.

     Three directors are to be elected at the Annual Meeting to serve for a term ending at the 2000 Annual Meeting of Stockholders. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE FOLLOWING NOMINEES: Arnold G. Langbo, J. Richard Munro, and Harold A. Poling. Each nominee was proposed by the Nominating Committee for consideration by the Board of Directors and presentment to the stockholders. Timothy P. Smucker and Dolores D. Wharton, currently directors of the Company, are not seeking re-election. Mr. Smucker has served as a director since 1989, and Mrs. Wharton has served as a director since 1976. The Company would like to express its appreciation to Mr. Smucker and Mrs. Wharton for their years of dedicated service.

     Persons receiving a plurality of the votes cast at the Annual Meeting will be elected directors. "Plurality" means that the nominees who receive the largest number of votes cast are elected as directors. Shares not voted (whether by abstention, broker non-votes, or otherwise) have no effect on the election. If any nominee is unable or declines to serve, Proxies will be voted for the balance of those named and for such person as shall be designated by the Board of Directors to replace any such nominee. However, the Board of Directors does not anticipate this will occur.

          NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE
                              2000 ANNUAL MEETING

[PHOTO] ARNOLD G. LANGBO. Mr. Langbo, age 59, has served as a director of the Company since 1990 and has been Chairman of the Board and Chief Executive Officer since 1992. He has been employed by the Company since 1956. Mr. Langbo is a director of Johnson & Johnson and Whirlpool Corporation.

[PHOTO] J. RICHARD MUNRO. Mr. Munro, age 66, has served as a director of the Company since 1990. He is Chairman of Genentech Inc., a biotechnology company. Prior thereto, he was Co-Chairman and Co-Chief Executive Officer of Time Warner Inc. Mr. Munro is a director of Time Warner Inc.; Mobil Corporation; and K Mart Corporation.

[PHOTO] HAROLD A. POLING. Mr. Poling, age 71, has served as a director of the Company since 1993. In 1993, Mr. Poling retired as Chairman of the Board and Chief Executive Officer of Ford Motor Company, an automobile manufacturing company, a position he had held since 1990. He is a director of Shell Oil Company; The LTV Corporation; and Flint Ink Corporation.

          CONTINUING DIRECTORS TO SERVE UNTIL THE 1999 ANNUAL MEETING


[PHOTO] CLAUDIO X. GONZALEZ. Mr. Gonzalez, age 62, has served as a director of the Company since 1990. In 1973, he was named Chairman of the Board and Chief Executive Officer of Kimberly-Clark de Mexico, S.A. de C.V., a producer of consumer disposable tissue products, writing and other papers, and pulp. He is a director of Kimberly-Clark Corporation; General Electric Company; Planet Hollywood International, Inc.; Banco Nacional de Mexico; Grupo Industrial ALFA; Grupo Modelo; Grupo Carso; Telefonos de Mexico; and The Mexico Fund.

[PHOTO] WILLIAM C. RICHARDSON. Dr. Richardson, age 56, has served as a director of the Company since 1996. He is President and Chief Executive Officer and a member of the Board of Trustees of the W. K. Kellogg Foundation and a trustee of the W. K. Kellogg Foundation Trust. Before joining the Foundation in 1995, Dr. Richardson had been president of The Johns Hopkins University in Baltimore, Maryland since 1990. He is a director of CSX Corporation and Mercantile Bankshares Corporation.

[PHOTO] DONALD RUMSFELD. Mr. Rumsfeld, age 64, has served as a director of the Company since 1985. He currently serves as Chairman of Gilead Sciences, Inc., a biotechnology company. Mr. Rumsfeld has been in private business since 1993. In 1993, Mr. Rumsfeld retired as Chairman and Chief Executive Officer of General Instrument Corporation, an international electronics company, a position he had held since 1990. Mr. Rumsfeld previously served as U.S. Ambassador to NATO, White House Chief of Staff, Secretary of Defense, and CEO of G.D. Searle & Co. Mr. Rumsfeld is a director of Gulfstream Aerospace Corporation; Metricom, Inc.; Sears, Roebuck and Co.; and Tribune Company.

[PHOTO] JOHN L. ZABRISKIE. Dr. Zabriskie, age 57, has served as a director of the Company since 1995. Until January 20, 1997, he served as President and Chief Executive Officer of Pharmacia & Upjohn, Inc., one of the largest drug manufacturers in the world. From 1993 to 1994, Dr. Zabriskie was Executive Vice President of Merck & Co., Inc. Prior to
                     1993, Dr. Zabriskie served as Senior Vice President of
                     Merck.

          CONTINUING DIRECTORS TO SERVE UNTIL THE 1998 ANNUAL MEETING

[PHOTO] GORDON GUND. Mr. Gund, age 57, has served as a director of the Company since 1986. He is Chairman and Chief Executive
                     Officer of Gund Investment Corporation, which manages diversified investment activities. Mr. Gund is the principal owner of the Cleveland Cavaliers NBA team; principal owner and Chairman of Nationwide Advertising Service, Inc., a recruitment advertising agency; and a co-owner of the San
                     Jose Sharks NHL team. He is a director of Corning
                     Incorporated.

[PHOTO] WILLIAM E. LAMOTHE. Mr. LaMothe, age 70, has served as a director of the Company since 1972. He retired as Chairman of the Board and Chief Executive Officer of the Company in 1991, and had been employed by the Company since 1950. He is a member of the Board of Trustees of the W.K. Kellogg
                     Foundation and a trustee of the W.K. Kellogg Foundation
                     Trust. Mr. LaMothe is a director of Pharmacia & Upjohn, Inc.

[PHOTO] RUSSELL G. MAWBY. Dr. Mawby, age 69, has served as a director of the Company since 1974. He is Chairman Emeritus and a member of the Board of Trustees of the W.K. Kellogg
                     Foundation and a trustee of the W.K. Kellogg Foundation
                     Trust. Dr. Mawby was employed by the Foundation in 1964 and was named Chief Executive Officer in 1970. He is a director of The J. M. Smucker Company.

[PHOTO] ANN MCLAUGHLIN. Ms. McLaughlin, age 55, has served as a director of the Company since 1989. She is Chairman of The
                     Aspen Institute, a nonprofit organization. She served as President of the Federal City Council in Washington, D.C., a nonprofit organization, from 1990 to 1995. She was President and Chief Executive Officer of New American Schools
                     Development Corporation, a private, nonprofit education reform organization, from July 1992 until April 1993. She is a director of AMR Corporation (the parent company of American Airlines); General Motors Corporation; Nordstrom,
                     Inc.; Potomac Electric Power Company; Host Marriott
                     Corporation; Union Camp Corporation; Federal National
                     Mortgage Association (Fannie Mae); Harman International
                     Industries, Incorporated; Sedgwick Group plc.; Vulcan
                     Materials Company; and Donna Karan International Inc.

                          ABOUT THE BOARD OF DIRECTORS

     The Board of Directors has the following standing committees: Executive Committee, Audit Committee, Committee on Social Responsibility, Compensation Committee, Employee Benefits Advisory Committee, Finance Committee, and Nominating Committee.

     The Executive Committee is generally empowered to act on behalf of the Board. The Executive Committee did not meet during 1996. The members of the Executive Committee are Mr. Langbo, Chairman, Mr. Gund, Mr. Poling, and Dr. Richardson.

     The Audit Committee reviews the accounting principles, the controls and scope of the audit practices of the Company, and makes reports and recommendations to the Board of Directors on those matters and with respect to the independent auditor and internal auditors. It met two (2) times in 1996. The members of the Audit Committee are Mr. Gonzalez, Chairman, Ms. McLaughlin, Mr. Munro, Dr. Richardson, Mr. Smucker, and Dr. Zabriskie.

     The Committee on Social Responsibility investigates and reviews the manner in which the Company discharges its social responsibilities and recommends to the Board of Directors policies, programs, and procedures it deems appropriate to enable the Company to carry out and discharge fully its social responsibilities. It met one (1) time in 1996. The members of the Committee on Social Responsibility are Ms. McLaughlin, Chairman, Mr. LaMothe, Dr. Mawby, Dr. Richardson, and Mrs. Wharton.

     The Compensation Committee reviews recommendations for compensating management personnel, determines compensation of the Chief Executive Officer, and provides advice and recommendations to the Board of Directors on these subjects. It met two (2) times in 1996. The members of the Compensation Committee are Dr. Mawby, Chairman, Mr. Gund, Mr. Munro, Mr. Poling, Mr. Rumsfeld, and Mrs. Wharton.

     The Employee Benefits Advisory Committee reviews the financial performance of the Company's employee benefit plans and reports to the Board of Directors with respect thereto. It met one (1) time in 1996. The members of the Employee Benefits Advisory Committee are Mrs. Wharton, Chairman, Mr. Gonzalez, Dr. Mawby, Mr. Smucker, and Dr. Zabriskie.

     The Finance Committee reviews and makes recommendations to the Board of Directors regarding the financial and capital structure of the Company, borrowing commitments, and other significant financial matters. It met two (2) times in 1996. The members of the Finance Committee are Mr. Rumsfeld, Chairman, Mr. Gonzalez, Mr. LaMothe, Mr. Smucker, and Dr. Zabriskie.

     The Nominating Committee advises the Board on corporate governance issues, investigates and reviews the qualifications of candidates, recommends nominees to the Board of Directors, and reviews the functioning of the Board and the fulfillment of its duties and responsibilities. It met one (1) time in 1996. The members of the Nominating Committee are Mr. Gund, Chairman, Mr. LaMothe, Ms. McLaughlin, Mr. Munro, Mr. Poling, and Mr. Rumsfeld.

     During 1996, the Board of Directors held seven (7) meetings. All of the directors attended at least 75% of the total number of meetings of the Board and of all Board committees of which the directors were members during 1996.

NON-EMPLOYEE DIRECTOR COMPENSATION AND BENEFITS

     Each non-employee director receives an annual retainer fee of $25,000; $1,000 for each meeting of the Board of Directors or committee of the Board of Directors attended; $4,000 if he or she served as Chairman of a committee; and reimbursement for all expenses incurred in attending such meetings.

     Under the Stock Compensation Program for Non-Employee Directors, 500 shares of common stock are awarded to all eligible non-employee directors following each annual meeting. These shares are placed in the Kellogg Company Grantor Trust for Non-Employee Directors (the "Grantor Trust"). Prior to February 16, 1996, non-employee directors were entitled to be paid an annual retirement benefit for a maximum of up to ten years in an amount equal to the standard annual retainer payable to non-employee directors at the time of such directors' retirement. On February 16, 1996, the Board eliminated this benefit. The actuarial equivalent of the amounts that would have been due to non-employee directors upon retirement had the benefit not been eliminated, assuming all directors had completed the vesting period, were converted into shares of common stock and placed in the Grantor Trust. The number of shares placed in the Grantor Trust for the eligible directors due to the discontinuation of this benefit was, in the aggregate, 13,967. Under the terms of the Grantor Trust, shares are available to a director only upon termination of service on the Board.

     Under the Deferred Compensation Plan for Non-Employee Directors, non-employee directors may each year irrevocably elect to defer receipt of all or a specified portion of cash compensation payable for the ensuing year to be credited to an account in the form of units equivalent to the fair market value of the Company's common stock. If dividends are declared by the Board, a fractional unit representing the dividend paid per share is credited for each whole unit then allocated to the account of a participating director. A participant's account balance is paid in cash upon termination of service as a director, over a period from one to ten years, at the election of the director.

     The Company maintains Director and Officer Liability Insurance, individually insuring the directors and officers of the Company against losses that they become legally obligated to pay resulting from their actions while performing duties on behalf of the Company. The Company also maintains travel accident insurance for each director.

     Prior to December 1995, the Company had a Director's Charitable Awards Program, in which each director could name up to four organizations to which the Company would contribute an aggregate of $1 million upon the death of the director. In 1995 the Board voted to discontinue this program for directors first elected after December 1995.

OTHER TRANSACTIONS

     The Company purchased $35,612,537 of products from The J.M. Smucker Company during 1996. Timothy P. Smucker, a director of the Company, is Chairman of The J.M. Smucker Company.



PROPOSAL 2.

                   PROPOSED AMENDMENT TO THE KELLOGG COMPANY
                     KEY EMPLOYEE LONG TERM INCENTIVE PLAN

     Stockholders are asked to consider and act upon an amendment to the Kellogg Company Key Employee Long Term Incentive Plan (the "1991 Incentive Plan") which provides performance-based stock incentives to key employees of the Company.
Section 162(m) of the Internal Revenue Code limits the allowable tax deduction to $1,000,000 for certain compensation paid to the executive officers named in the Summary Compensation Table on page 10 of this Proxy Statement. This amendment is required to ensure that performance-based compensation resulting from stock-based awards granted under the 1991 Incentive Plan continues to be tax deductible. Stockholders previously approved the 1991 Incentive Plan on April 19, 1991. The terms of the 1991 Incentive Plan are described on pages 10, 11, and 15 of this Proxy Statement. The proposed amendment does not change the basic terms of the 1991 Incentive Plan or increase the number of shares authorized to be granted.

     The proposed amendment, as approved by the Board of Directors, provides that the maximum number of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Performance Shares, Performance Units, and Other Stock-Based Awards that may be granted to any one individual in any fiscal year shall not exceed, individually or in the aggregate, Awards to purchase or receive more than one million (1,000,000) shares of common stock. The complete text of the amendment is set forth in Appendix A.

     The benefits or amounts that will be received in the future under the 1991 Incentive Plan are not determinable. Stock options granted under the 1991 Incentive Plan in 1996 to the five most highly compensated executive officers are set forth on the Options Granted in Last Fiscal Year Table on page 11 of this Proxy Statement. During 1996, all current executive officers, as a group, were awarded 849,074 options and all non-executive officer employees, as a group, were awarded 974,479 options. The closing price of the common stock of the Company on February 28, 1997 was $68.50. As of February 1, 1997, 7,786,614 shares were available under the 1991 Incentive Plan.

     Approval of the Amendment will require the affirmative vote of stockholders holding a majority of the Company's shares present in person or by Proxy and entitled to vote at the Annual Meeting of Stockholders.

     The Board of Directors unanimously recommends that stockholders vote "FOR" the adoption of the Amendment to the 1991 Incentive Plan.



PROPOSAL 3.

                              STOCKHOLDER PROPOSAL

     The Missionary Oblates of Mary Immaculate, 8818 Cameron Street, Silver Spring, Maryland 20910-4113, the holder of 4,000 shares of Kellogg Company common stock, has given notice that it intends to present a resolution requesting that the Company endorse the CERES Principles. Progressive Asset Management, Inc., 1814 Franklin Street, Oakland, California 94612, has been authorized by Mr. Henry Norr, beneficial owner of 1,200 shares of Kellogg Company common stock, to co-sponsor the proposal. Adoption of the resolution will require the affirmative vote of holders of a majority of the shares of common stock represented in person or by proxy at the meeting. The proposal, as submitted, reads as follows:

                    ENDORSEMENT OF THE CERES PRINCIPLES FOR
                      PUBLIC ENVIRONMENTAL ACCOUNTABILITY

WHEREAS WE BELIEVE:

Responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

Adherence to public standards for environmental performance gives a company greater public credibility than standards created by industry alone. For maximum credibility and usefulness, such standards should specifically meet the concerns of investors and other stakeholders;

Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. Standardized environmental reports enable investors to compare performance over time. They also attract investment from investors seeking companies which are environmentally responsible and which minimize risk of environmental liability.

WHEREAS:

The Coalition for Environmentally Responsible Economies (CERES) -- which includes shareholders of this Company; public interest representatives, and environmental experts -- consulted with corporations to produce the CERES Principles as comprehensive public standards for both environmental performance and reporting. Fifty-four companies, including Sun [Sunoco], General Motors, H.B. Fuller, Polaroid, and Bethlehem Steel, have endorsed these principles to demonstrate their commitment to public environmental accountability. Fortune-500 endorsers say that benefits of working with CERES are public credibility; 'value-added' for the company's environmental initiatives;


In endorsing the CERES Principles, a company commits to work toward:    7. Environmental restoration
    1. Protection of the biosphere    4. Energy conservation            8. Informing the public
    2. Sustainable natural resource
      use                             5. Risk reduction                 9. Management commitment
    3. Waste reduction and disposal   6. Safe products & services       10. Audits and reports

[Full text of the CERES Principles and accompanying CERES Report Form obtainable from CERES, 711 Atlantic Avenue, Boston MA 02110, tel: 617/451-0927].

CERES is distinguished from other initiatives for corporate environmental responsibility, in being (1) a successful model of shareholder relations; (2) a leader in public accountability through standardized environmental reporting; and (3) a catalyst for significant and measurable environmental improvement within firms.

RESOLVED: Shareholders request the Company to endorse the CERES Principles as a part of its commitment to be publicly accountable for its environmental impact.

                              SUPPORTING STATEMENT

Many investors support this resolution. Those sponsoring similar resolutions at various companies have portfolios totaling $75 billion. The number of public pension funds and foundations supporting this resolution increases every year. The objectives are: standards for environmental performance and disclosure; methods for measuring progress toward these goals; and a format for public reporting of progress. We believe this is comparable to the European Community regulation for voluntary participation in verified and publicly-reported eco-management and auditing, and fully compatible with ISO 14000 certification.

Your vote FOR this resolution will encourage scrutiny of our Company's environmental policies and reports and adherence to standards upheld by management and stakeholders alike.

                    STATEMENT IN OPPOSITION TO THE PROPOSAL

     Kellogg Company is proud of its longstanding record of global environmental responsibility. In addition, the Company's environmental policies, business practices, and public reporting are already consistent with the basic tenets of the CERES Principles.

     The Company's philosophy, reaffirmed in March of 1992 by 37 senior members of Kellogg's Global Management Team, states that Kellogg Company will: "Conduct our business in a manner which protects the environment and demonstrates good stewardship of our world's natural resources."

     Every Kellogg manufacturing facility has an environmental coordinator responsible for ensuring compliance with all national, state, and local requirements concerning the environment. Kellogg has individuals responsible for environmental compliance at both Area and Global levels. The Company conducts in-depth environmental assessments of all of its facilities to ensure compliance with Kellogg standards, which in many countries often exceed governmental standards. In addition, the Company has initiated a variety of recycling programs, supports environmental education programs, and has used recycled paperboard in its packaging since 1906.

     Kellogg's public disclosure of environmental matters complies with all legal disclosure requirements in all jurisdictions in which we do business. Additionally, Kellogg provides information to independent agencies to confirm our environmental commitment. In 1996, the Council on Economic Priorities, Inc., an independent organization which evaluates and grades companies on social responsibility matters, gave Kellogg Company an "A" for our environmental stewardship.

     Adopting the CERES Principles would not help the Company better fulfill its commitment to global environmental responsibility. The Company believes that adopting the Principles would create a complex administrative burden and require the Company to spend time and money better spent on continuing to improve our global environmental program.

     Management and the Board of Directors recommend a vote "AGAINST" this proposal. Proxies solicited by the Board of Directors will be voted "AGAINST" the proposal unless stockholders specify to the contrary in their proxies or specifically abstain from voting on this matter.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides certain summary information concerning the compensation of the Company's Chief Executive Officer and the other four most highly compensated executive officers for the last three years.

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                 ANNUAL COMPENSATION                          AWARDS
                                 ---------------------------------------------------       ------------
                                                                           OTHER            SECURITIES
          NAME AND                                                         ANNUAL           UNDERLYING         ALL OTHER
          PRINCIPAL                         SALARY         BONUS        COMPENSATION         OPTIONS          COMPENSATION
          POSITION               YEAR         ($)           ($)            ($)(1)             (#)(2)             ($)(3)
          ---------              ----       ------         -----        ------------        ----------        ------------
A. G. Langbo                     1996       932,500       315,000          --                348,927              8,920
  Chief                          1995       880,000       765,000          --                294,149             10,213
  Executive Officer              1994       800,000       688,500          --                 83,000              9,967
T. A. Knowlton                   1996       507,500       150,000          --                 77,900              8,800
  Executive                      1995       470,000       362,100          --                 75,712             10,013
  Vice President                 1994       379,167       255,000          82,934             18,500             10,034
D. W. Thomason                   1996       410,000       120,000          --                 86,215              8,827
  Executive                      1995       380,000       260,100          --                 71,446              9,913
  Vice President                 1994       345,000       234,600          --                 20,000              9,634
D. G. Fritz                      1996       406,250       114,000         151,785             67,280             10,193
  Executive                      1995       380,000       280,500         141,786             50,343             10,080
  Vice President                 1994       285,000       178,500         200,325             15,304              8,127
C. M. Gutierrez                  1996       348,750       147,000         141,491             27,248              8,943
  Executive                      1995       330,000       214,200         113,729             56,576              8,712
  Vice President                 1994       287,615       153,000         149,155             12,000              6,883

---------------

(1) Represents allowances paid to or on behalf of Mr. Knowlton, Mr. Fritz, and Mr. Gutierrez primarily under the Company's Expatriate Compensation Program. Mr. Knowlton's 1994 compensation included a housing allowance (net of Mr. Knowlton's contribution) of $25,484. Mr. Fritz's compensation included a housing allowance (net of Mr. Fritz's contribution) of $69,765 in 1996 and $67,872 in 1995, a schooling allowance of $38,863 in 1996, and relocation expenses of $80,016 in 1994. Mr. Gutierrez's compensation included a housing allowance (net of Mr. Gutierrez's contribution) of $61,640 in 1996 and $44,649 in 1995, and relocation expenses of $122,444 in 1994.

(2) Includes new stock options and reload options granted under the 1991 Incentive Plan. New stock options were granted in 1994, 1995, and 1996 for 83,000, 150,000, and 167,500 shares to Mr. Langbo (including 10,000 shares granted in January 1995 and March 1996, and 7,500 shares granted in March 1997 in lieu of a portion of his bonus for 1994, 1995, and 1996); 18,500, 35,000, and 50,000 shares to Mr. Knowlton; 20,000, 27,000, and 32,000 shares to Mr. Thomason; 11,500, 28,000, and 35,000 shares to Mr. Fritz; and 12,000, 17,000, and 24,000 shares to Mr. Gutierrez, respectively. All other options granted to such persons were reload options. A "Reload Option" is granted when Company stock is surrendered to pay the exercise price of a stock option. The holder of the option is granted a Reload Option for the number of shares surrendered. For all Reload Options, the expiration date is not changed, but the option price becomes the fair market value of the Company's stock on the date the Reload Option is granted.

(3) Represents Company matching contributions on behalf of each named individual to the Kellogg Company Salaried Savings and Investment Plan.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding stock options granted during 1996 to the persons named in the Summary Compensation Table.

                                        INDIVIDUAL GRANTS
                                        -----------------
                                   NUMBER OF         % OF TOTAL
                                   SECURITIES          OPTIONS                                         GRANT
                                   UNDERLYING        GRANTED TO                                        DATE
                                    OPTIONS           EMPLOYEES       EXERCISE                        PRESENT
                                    GRANTED           IN FISCAL         PRICE        EXPIRATION        VALUE
             NAME                    (#)(1)           YEAR (%)        ($/SHARE)         DATE          ($)(3)
             ----                  ----------        ----------       ---------      ----------       -------
A. G. Langbo                     New options
                                   160,000(2)           6.18           77.5000         3/15/06       2,094,400
                                 Reload options
                                    38,085              1.47           69.6875         1/29/03         442,929
                                     3,792              0.15           69.6875         1/21/04          44,101
                                    40,427              1.56           69.6875         1/20/05         470,166
                                     3,487              0.13           69.6875        10/22/96          20,608
                                    50,025              1.93           66.8125         1/24/02         559,280
                                    11,571              0.45           66.8125         1/29/03         129,364
                                    34,040              1.31           66.8125         1/21/04         380,567
T. A. Knowlton                   New options
                                    50,000              1.93           77.5000         3/15/06         654,500
                                 Reload options
                                     2,492              0.10           71.5000         1/24/02          29,530
                                    13,944              0.54           71.5000         1/29/03         165,236
                                     8,689              0.34           71.5000         1/21/04         102,965
                                     2,775              0.11           71.5000         1/20/05          32,884
D. W. Thomason                   New options
                                    32,000              1.24           77.5000         3/15/06         418,880
                                 Reload options
                                     2,751              0.11           69.6875         1/24/02          31,994
                                    11,112              0.43           69.6875         1/29/03         129,233
                                    16,251              0.63           69.6875         1/21/04         188,999
                                     3,609              0.14           67.0000         3/15/00          40,565
                                     9,162              0.35           67.0000         1/24/01         102,981
                                    11,330              0.44           67.0000         1/24/02         127,349
D. G. Fritz                      New options
                                    35,000              1.35           77.5000         3/15/06         458,150
                                 Reload options
                                     3,141              0.12           70.3125         1/24/01          36,907
                                     2,316              0.09           70.3125         1/24/02          27,213
                                     9,511              0.37           70.3125         1/20/05         111,754
                                     5,568              0.22           66.8125         1/24/02          62,250
                                     9,326              0.36           66.8125         1/29/03         104,265
                                     2,418              0.09           66.8125         1/21/04          27,033
C. M. Gutierrez                  New options
                                    24,000              0.93           77.5000         3/15/06         314,160
                                 Reload options
                                     3,248              0.13           71.5000         1/21/04          38,489

---------------
(1) Stock options granted under the 1991 Incentive Plan. The new options are exercisable on the date granted, have an exercise price equal to the fair market value of the common stock on the date of grant, generally expire ten years and one day after grant, and include (a) the right to pay the exercise price in cash or with shares of stock previously acquired by the optionee;
    (b) the right to have shares of stock withheld by the Company to pay tax withholding obligations due in connection with the exercise; and (c) the right to receive a Reload Option as described in footnote (2) to the Summary Compensation Table.

(2) Includes 10,000 options which the Compensation Committee granted in March 1996 to Mr. Langbo in lieu of a portion of his cash bonus for 1995. Does not include 7,500 options which the Compensation Committee granted in March 1997 to Mr. Langbo in lieu of a portion of his cash bonus for 1996.

(3) Grant date present value is determined using the Black-Scholes model. The model makes assumptions about future variables, so the actual value of the options may be greater or less than the values stated in the table. For new options the calculations assume a dividend yield of 2.09%, volatility of approximately 18%, and a risk-free rate of return of 5.79% based on the U.S. Treasury bill rate for three-year maturities on the grant date. For Reload Options the calculations assume a dividend yield of between 2.27% and 2.42%, volatility of approximately 18%, and a risk-free rate of return of between 5.64% and 6.27% based on the U.S. Treasury bill rate for three-year maturities on the grant date. In view of the Company's experience and the inherent motivation to exercise options early in their terms because of the reload option feature, options were assumed to be outstanding for three years at the time of exercise. Optionees may decide to exercise their options either earlier or later than this assumed period resulting in different values from those shown in the table. No downward adjustments were made to the resulting grant date option value to account for potential forfeiture or the nontransferable nature of these options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

     The following table provides information regarding the pre-tax value realized from the exercise of stock options during 1996 and the value of unexercised in-the-money options held at December 31, 1996 by the persons named in the Summary Compensation Table.

                                                                           NUMBER OF SHARES             VALUE OF UNEXERCISED,
                                                                        UNDERLYING UNEXERCISED               IN-THE-MONEY
                                        SHARES                            OPTIONS AT FY-END              OPTIONS AT FY-END($)
                                     ACQUIRED ON         VALUE       ----------------------------    ----------------------------
              NAME                  EXERCISE(#)(1)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
              ----                  --------------    -----------    -----------    -------------    -----------    -------------
A. G. Langbo                           202,602         1,460,070       509,694            0            93,505             0
T. A. Knowlton                          32,344           317,665       127,705            0            18,438             0
D.W. Thomason                           58,391           287,968       112,844            0                 0             0
D. G. Fritz                             37,418           355,729        95,623            0            43,949             0
C. M. Gutierrez                          3,676            30,556        76,657            0                 0             0

---------------

(1) Share amounts reflected as acquired are gross amounts, not reduced for any shares tendered by the individual as payment on exercise.

                             SELECTED BENEFIT PLANS

KELLOGG COMPANY SALARIED PENSION PLAN

     Retirement benefits under the Kellogg Company Salaried Pension Plan (the "Pension Plan"), a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code (the "Code"), are payable to salaried employees who have vested upon retirement at age 65 or in reduced amounts upon earlier retirement prior to age 65 in accordance with the Pension Plan. Benefits are based upon credited years of service and average annual compensation (salary and bonus) for the three consecutive years during the last ten years of employment producing the greatest average. Benefits are reduced by a portion of the retiree's Social Security-covered compensation and, for retirees who were participants of a previous profit-sharing plan, by certain amounts accrued pursuant to that plan. The Company also maintains a Supplemental Retirement Plan and an Excess Benefit Retirement Plan that provide for payment of benefits to all participants in the Pension Plan equal to the benefits that would have been payable under the Pension Plan but for certain limitations imposed by the Code. Estimated annual benefits payable upon retirement to persons of the specified compensation and years of credited service classifications, as reduced by Social Security benefits (assuming their present levels), are as shown in the following table. Such amounts assume payments in the form of a straight life annuity and include the payment of benefits under the Company's Supplemental Retirement Plan and Excess Benefit Retirement Plan.

                               PENSION PLAN TABLE

                                                                   AVERAGE YEARS OF SERVICE
                                                                   ------------------------
REMUNERATION                                   15            25             30              40              45
------------                                   --            --             --              --              --
$  300,000................................  $ 66,197      $110,328      $  132,394      $  176,960      $  199,460
$  500,000................................  $111,197      $185,328      $  222,394      $  296,960      $  334,460
$  750,000................................  $167,447      $279,078      $  334,894      $  446,960      $  503,210
$1,000,000................................  $223,697      $372,828      $  447,394      $  596,960      $  671,960
$1,500,000................................  $336,197      $560,328      $  672,394      $  896,960      $1,009,460
$2,000,000................................  $448,697      $747,828      $  897,394      $1,196,960      $1,346,960

     At December 31, 1996, credited years of service under the Pension Plan for the executive officers named in the Summary Compensation Table were: Mr. Langbo, 40 years; Mr. Knowlton, 17 years; Mr. Thomason, 30 years; Mr. Fritz, 17 years; and Mr. Gutierrez, 21 years. The compensation covered by the pension plans is equal to the amounts shown in the Summary Compensation Table as Salary and Bonus.

     The Company has an International Retirement Plan ("IRP") to provide supplemental death, disability, and retirement benefits to certain Company employees who, at the Company's request, serve with one or more of the Company's international subsidiaries and, consequently, do not otherwise accrue the same level of benefits which would have accrued had their employment with the Company been continuous in the United States. Participants in the IRP are those designated by the Company or any participating subsidiary if approved by a committee appointed by the Chairman of the Board. Covered compensation and the calculation of average annual compensation under the IRP is generally the same as under the Pension Plan. At December 31, 1996, Mr. Langbo had 40 years of credited service and Mr. Fritz had 17 years of credited service under the IRP. Annual benefits payable under the IRP are offset by the value of certain other Company or subsidiary pension programs, government-sponsored benefits, e.g., Social Security or state mandated termination benefits, and Company or subsidiary contributions to savings or thrift programs. Estimated annual benefits payable upon retirement of Mr. Langbo and Mr. Fritz, assuming the specified compensation and years of credited service, without the offsets described above, are as shown in the following table. Such amounts assume payments in the form of a straight life annuity.

                               PENSION PLAN TABLE

                         INTERNATIONAL RETIREMENT PLAN

                                                                   AVERAGE YEARS OF SERVICE
                                                                   ------------------------
REMUNERATION                                   15            25             30              40              45
------------                                   --            --             --              --              --
$  300,000................................  $ 88,200      $142,200      $  169,200      $  223,200      $  250,200
$  500,000................................  $147,000      $237,000      $  282,000      $  372,000      $  417,000
$  750,000................................  $220,500      $355,500      $  423,000      $  558,000      $  625,500
$1,000,000................................  $294,000      $474,000      $  564,000      $  744,000      $  834,000
$1,500,000................................  $441,000      $711,000      $  846,000      $1,116,000      $1,251,000
$2,000,000................................  $588,000      $948,000      $1,128,000      $1,488,000      $1,668,000

STOCK OPTION LOANS AND EXECUTIVE OFFICER INDEBTEDNESS

     Effective December 7, 1990, the Company terminated a loan program that had existed for financing the exercise of options and the payment of associated taxes. As of December 31, 1996, the following executive officers had outstanding loans, bearing interest at 7.11% per year, in the respectively indicated principal amounts: A. G. Langbo, $90,899; W. A. Camstra, $62,687; T. A. Knowlton, $45,933; and J. M. Stewart, $58,571. The largest aggregate amount of such stock option indebtedness for each such person during 1996 was, respectively: $126,961; $116,097; $63,408; and $80,130.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed of non-employee, independent directors and is responsible for the establishment and oversight of executive compensation policies. The Company's executive compensation program is significantly linked to stockholder return and the emphasis is on pay for performance with individual, business unit, and corporate performance on a short- and long-term basis as the major considerations.

COMPENSATION PRINCIPLES

     The Committee's review of executive compensation incorporates the following basic compensation principles:

     - Compensation should encourage behavior that exemplifies the values which the Company believes are essential in building long-term growth in volume and profit, enhancing its worldwide leadership position, and providing increased value for stockholders. These shared values are profit and growth, people, consumer satisfaction and quality, integrity and ethics, and social responsibility.

     - Compensation at all levels should be competitive with comparable organizations and should reward performance and contribution to the Company's objectives.

     - As employees assume greater responsibilities, a larger proportion of their total compensation will be "at-risk" incentive compensation (both short- and long-term), subject to individual and corporate performance measures.

     - Continuous improvement is expected in the defined targets and measures.

     - Stock options are an effective method of aligning the interests of employees and stockholders and encouraging employees to think and act like owners.

     It is the Committee's belief that a compensation program designed with these basic principles in mind should work to ensure present and future leadership performance which will result in optimal returns to the Company's stockholders over time. The executive compensation program is composed of three key elements: base salary, annual bonus awards, and long-term incentives. Each of these components is described below.

SALARIES

     Salaries are determined by a process that includes evaluating levels of responsibility, utilizing competitive surveys to determine appropriate salary ranges, and evaluating individual performance to determine salary increases. The Company uses a job evaluation process to develop the relative value of each position. Salary ranges are targeted at the 75th percentile of a compensation survey covering over 600 companies (the "Compensation Survey") prepared by an independent national compensation consultant. The companies included within the Compensation Survey operated in numerous industries and include most of the companies which currently comprise the S&P Food Index, the performance of which is reflected on the "Stock Performance Graph" on page 16 of this Proxy Statement. Another compensation survey covering salary, bonus, long-term incentives, benefits, and perquisites (the "Second Survey") was also used for 1996 to ensure that the total remuneration package was competitive. This Second Survey confirmed that the Company's compensation planning methodology, as described in this Report, would result in competitive compensation packages at not less than the median of such survey. The Second Survey consisted of 30 comparable organizations among which the Company competes for executive talent, including most of the companies comprising the S&P Food Index, and was conducted by an independent national compensation consultant. For the purpose of determining cash compensation, the Committee believes that the companies included in both surveys provide a reasonable base of comparable organizations. Effective January 1, 1997, the portion of any executive's salary that is over $950,000 will be automatically deferred and credited to an account, in the form of units equivalent to the fair market value of the Company's common stock, and payable upon retirement.

BONUS

     Target bonuses, which are a percentage of the midpoint of the applicable salary range, are determined using as an objective the 75th percentile of the Compensation Survey. Bonus awards are determined by first adjusting the target bonus awards based on individual performance factors. This result is then adjusted further (from a range of 0-150%), based on the Company's earnings per share as compared to the target earnings per share. In addition, the Company has a Senior Executive Officer Performance Bonus Plan (the "Performance Bonus Plan") that is a performance-based plan intended to meet the deductibility requirements of Section 162(m) of the Internal Revenue Code. The Performance Bonus Plan is administered by the Compensation Committee and awards are based on the achievement of pre-established performance factors, including long-term financial and non-financial objectives. With respect to the Chief Executive Officer, the factors are the same as those utilized by the Committee in its annual determination of his performance. The total of all bonuses granted under the Performance Bonus Plan shall not exceed 3/4 of 1 percent of the net income of the Company.

LONG-TERM INCENTIVES

     The Company's long-term incentive program currently consists of grants of options to purchase shares of the Company's common stock under the 1991 Incentive Plan. Compensation pursuant to stock options is tied directly and exclusively to stock price performance so that each stockholder must benefit before the optionee can receive any benefit from the option. The 1991 Incentive Plan is designed to attract, retain, and reward key employees of the Company and strengthen the mutuality of interest between key employees and the stockholders of the Company. Stock option targets are established by determining the 50th percentile value of all long-term incentives provided at various levels of responsibility based on the Second Survey. For the purpose of determining long-term incentives, the Committee believes that the Second Survey is an appropriate survey base of comparable companies providing long-term incentives among which the Company competes for executive talent. Individual performance, as determined by the performance management process, is used to modify the target award.

PERQUISITES

     The Company does not grant significant perquisites to its employees or officers.

CHIEF EXECUTIVE OFFICER COMPENSATION

     For 1996, the salary, bonus, and long-term incentive awards of the Chief Executive Officer ("CEO") were determined by the Committee substantially in conformance with the policies described above for all other executives of the Company. The Committee evaluates the CEO's contribution to the Company's achievement of its long-term financial and nonfinancial objectives on an ongoing basis. In addition, the Committee evaluates the performance of the CEO at least annually based upon a variety of factors including the Company's earnings per share, return on equity, return on assets, growth in sales and earnings, market share, total return to stockholders (based on the market value of the Company's stock and dividends thereon), and the extent to which strategic and business plan goals are met. The Committee does not assign relative weights or rankings to each of such factors but instead makes a subjective determination based upon a consideration of all such factors.

     Due to the Company's achieving 80% of targeted earnings per share for 1996, bonuses for all employees, including Mr. Langbo, were 50% of the bonus amount initially determined based on the individual performance factors referenced under the heading "Bonus" above. In determining Mr. Langbo's compensation package for 1996, the Committee specifically reviewed, in addition to the financial factors described above, the Company's continued leadership in new market development, initiatives to reduce excess manufacturing capacity, the acquisition of growth opportunities consistent with the Company's core businesses, and the emphasis on a "value-based" strategic planning process.

     The Committee believes that option grants under the 1991 Incentive Plan meet the requirements for deductible compensation under Section 162(m) of the Internal Revenue Code. The Committee certified that the bonus granted to Mr. Langbo under the Performance Bonus Plan met the requirements of the plan. The Committee reserves the flexibility to award compensation outside of any plan qualifying under Section 162(m) should circumstances arise under which payment of such additional compensation would be in the best interests of the Company and its stockholders.

COMPENSATION COMMITTEE:
Russell G. Mawby (Chairman)
Gordon Gund
J. Richard Munro
Harold A. Poling
Donald Rumsfeld
Dolores D. Wharton

February 20, 1997

STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative, five-year total stockholder return with the Standard and Poor's 500 Stock Index (the "S&P 500 Index") and the Standard and Poor's Food Group Index (the "S&P Food Index"). The graph assumes that $100 was invested on December 31, 1991, in each of the Company's common stock, the S&P 500 Index, and the S&P Food Index, and that all dividends were reinvested. The graph is not, nor is it intended to be, indicative of future performance of the Company's common stock.

         MEASUREMENT PERIOD                S&P 500           S&P FOOD          KELLOGG
        (FISCAL YEAR COVERED)
1991                                         100               100               100
1992                                         108               100               104
1993                                         118                92                91
1994                                         120               102                95
1995                                         165               131               129
1996                                         203               155               112

             STOCKHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES AND SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     Stockholder recommendations for nominees for membership on the Board of Directors will be considered by the Nominating Committee. Recommendations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, P.O. Box 3599, Battle Creek, Michigan 49016-3599, which will forward them to the Chairman of the Nominating Committee. With respect to the 1998 Annual Meeting of Stockholders, a stockholder may nominate one or more persons for election as director only if written notice of such stockholder's intent to make such nomination(s) is received by the Company not earlier than November 30, 1997, and not later than January 29, 1998, and such stockholder complies with certain other requirements specified in the Company's Bylaws. Stockholder proposals submitted for presentation at the 1998 Annual Meeting of Stockholders of the Company must be received by the Company no later than November 13, 1997.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Price Waterhouse LLP is the independent auditor for the Company. A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so. The Price Waterhouse LLP representative is also expected to be available to respond to appropriate questions at the meeting.

                                 OTHER BUSINESS

     It is not intended that any business other than that set forth in the Notice of Annual Meeting and described in this Proxy Statement will be brought before the meeting. However, if any other business should properly come before the meeting, the persons named in the enclosed Proxy intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the Proxy.

                      By Order of the Board of Directors,

                                Richard M. Clark
                             Senior Vice President
                         General Counsel and Secretary

March 13, 1997

                                                                      APPENDIX A

                        AMENDMENT TO THE KELLOGG COMPANY
                     KEY EMPLOYEE LONG TERM INCENTIVE PLAN

     Section 3.2(b) of the Kellogg Company Key Employee Long Term Incentive Plan is hereby amended to state:

(b) to determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Performance Shares, Performance Units and Other Stock-Based Awards, or any combination thereof, are to be granted hereunder to one or more eligible employees; provided, however, that the maximum number of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Performance Shares, Performance Units, and Other Stock-Based Awards that may be granted to any one individual in any fiscal year shall not exceed, individually or in the aggregate, Awards to purchase or receive more than one million (1,000,000) shares of common stock;

                                 [KELLOGG'S LOGO]

               KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49016-3599

                        THE BEST TO YOU EACH MORNING(R)

[RECYCLED LOGO]
    recycled

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /x/


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2, AND "AGAINST" PROPOSAL 3.

                             For       Withheld     For All    (To withhold authority to vote for any individual
1. Election of Three         All       All          Except     nominee(s), strike a line through the nominee's name
   Directors--Nominees:      / /       / /           / /       to the left and fill in the For All Except oval).
   Arnold G. Langbo,
   J. Richard Munro and
   Harold A. Poling.

2. Proposal amending the     For       Against      Abstain    3. Stockholder proposal requesting       For    Against   Abstain
   Kellogg Company Key       / /        / /           / /         endorsement of the CERES              / /      / /       / /
   Employee Long Term                                             environmental principles.
   Incentive Plan.



                                                                                       Signature(s) should agree with the name(s)
                                                                                       shown on this Proxy.  For joint accounts,
                                                                                       both owners should sign.


                                                                                       -----------------------------------------
                                                                                       -----------------------------------------
                                                                                       Dated:                            ,1997
                                                                                               --------------------------
------------------------------------------------------------------------------------------------------------------------------------

                             FOLD AND DETACH HERE

                          REQUEST FOR ADMISSION TICKET

If you plan to attend the Annual Meeting of Stockholders and would like to obtain an admission ticket in advance of the meeting, detach this form and mail it to: Kellogg Company, Shareholder Services, P.O. Box 3599, Battle Creek, Michigan 49016-3599. If your request is received by April 15, 1997, an admission ticket will be mailed to you. All other admission tickets can be obtained at the registration area located in the W. K. Kellogg Auditorium lobby beginning at 11:30 a.m. on the day of the Annual Meeting.

NOTE: If your shares are currently held in the name of your broker, bank, or other nominee and you wish to attend the meeting, you MUST provide proof of ownership to obtain an admission ticket (i.e. a letter from your broker, bank, or other nominee indicating that you are the beneficial owner of Kellogg Company stock as of February 28, 1997, the record date).

Attendance will be limited to stockholders only. The number of tickets sent will be determined by how the shares are registered, as indicated below.

                                KELLOGG COMPANY

            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 25, 1997 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints A. G. Langbo and W. C. Richardson or each one or more of them as shall be in attendance at the meeting, as proxy or proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Kellogg Company to be held on April 25, 1997 and at any adjournment thereof, and to vote as specified on this Proxy the number of shares of common stock of Kellogg Company the undersigned would be entitled to vote, if personally present, upon the matters referred to on the reverse side hereof, and, in their discretion, upon any other business as may properly come before the meeting.

IF NOT MARKED TO THE CONTRARY, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2, AND "AGAINST" PROPOSAL 3.





IMPORTANT:  THIS PROXY IS CONTINUED AND MUST BE SIGNED AND DATED ON THE REVERSE
            SIDE.

-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


IMPORTANT: THIS IS YOUR PROXY CARD.  CAREFULLY FOLD AND TEAR ALONG
PERFORATION. WHETHER OR NOT YOU ARE ABLE TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. PLEASE SIGN AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.





IF YOU PLAN TO ATTEND THE ANNUAL MEETING, THERE IS A REQUEST FOR ADMISSION TICKET ON THE REVERSE SIDE OF THIS FORM.